Exhibit 99.1

FOR IMMEDIATE RELEASE	ANALYST CONTACT:
Arthur G. Meyer
(937) 259-7208

DPL INC. REPORTS THIRD QUARTER RESULTS

DAYTON, OHIO, November 15, 2004 — DPL Inc. (NYSE: DPL) today announced third quarter results of $0.70 earnings per share (EPS) compared to $0.63 earnings per share for the third quarter 2003 (as restated).  For the first nine months 2004, DPL reported $1.58 EPS compared to $1.37 EPS for the same period in 2003 (as restated).  All EPS numbers are basic EPS before share dilution.

“Results for the third quarter keep us on track for the year,” stated James Mahoney, DPL President and Chief Executive Officer.  “We continue to manage against increased operation and maintenance, electric production, and fuel expenses.  We are mitigating these impacts through careful oversight and planning in all areas of the Company.  In addition, the financial asset portfolio has shown a substantial improvement in performance over results in 2003.”

Third Quarter 2004 Highlights

Revenues:   Electric revenues decreased $12.9 million or 4% to $309.7 million in the third quarter of 2004 compared to $322.6 million for the third quarter of 2003 primarily reflecting lower wholesale revenues.  Retail revenues increased $1.8 million in the third quarter of 2004 over the same period of the prior year primarily resulting from higher average market rates, partially offset by lower retail sales volume.

Wholesale revenues decreased $14.7 million or 29% in the third quarter of 2004 compared to the third quarter of 2003 reflecting lower wholesale sales volume.

Net Electric Margin:   Net electric margin of $213.1 million in the third quarter of 2004 decreased by $18.0 million from $231.1 million in the third quarter of 2003.  As a percentage of total electric revenues, net electric margin decreased by 2.8% to 68.8% from 71.6%.  This decline is primarily the result of lower wholesale revenues and increased fuel and purchased power costs.

Fuel and Purchased Power:   Fuel costs increased by $1.6 million or 2% in the three months ended September 30, 2004 compared to the same period in 2003 primarily resulting from higher average fuel costs for retail sales.  Purchased power costs increased by $3.5 million or 13% in the third quarter of 2004 compared to the same period in 2003 primarily resulting from a higher volume of purchased power for retail sales and higher average market prices for wholesale sales, partially offset by a lower volume of purchased power for wholesale sales.

Operation and Maintenance:   Operation and maintenance expense increased $12.3 million or 27% to $58.3 million for the three months ended September 30, 2004 compared to $46.0 million for the same period in 2003 as a result of higher corporate costs and increased electric production expenses.  Corporate costs increased primarily from accounting and legal fees of $3.2 million, compensation expense of $2.9 million, Directors’ fees of $1.2 million, pension expense of $1.2 million and Sarbanes-Oxley project costs of $0.8 million.  Electric production expenses increased $1.4 million for the three months ended September 30, 2004 over the same period in the prior year primarily related to maintenance and repair expenses incurred for scheduled outages and ash disposal.

Investment Income:   Investment income increased by $29.8 million to $90.4 million in the third quarter of 2004 compared to $60.6 million investment income in the third quarter of 2003.  This increase is primarily the result of realized gains from the financial asset portfolio.  Investment income for the third quarter of 2004 was comprised of $45.8 million from private securities under the cost method, investment income of $44.3 million from the private securities under the equity method, realized gains and income from public securities of $0.2 million and $0.1 million from interest and other investment income.

Interest Expense:   Interest expense decreased $7.8 million in the third quarter of 2004 compared to the third quarter of 2003 relating to lower bond interest expense resulting from the issuance of the $470 million First Mortgage Bonds 5.125% Series due 2013 that have a lower interest rate than the previous debt.

Nine Months Ended September 30 – Highlights

Revenues:   For the nine months ended September 30, 2004, electric revenues increased $3.1 million to $891.7 compared to $888.6 million for the same period of the prior year.  Retail revenues increased $14.3 million for the nine months ended September 30, 2004 over the same period of the prior year resulting from higher sales volume and higher average market rates.

Wholesale revenues decreased $11.2 million for the nine months ended September 30, 2004 compared to the same period of the prior year resulting from lower wholesale sales volume.

Net Electric Margin:   For the nine months ended September 30, 2004, net electric margin of $617.9 million decreased by $25.6 million or 4% from $643.5 million for the nine months ended September 30, 2003.  As a percentage of total electric revenues, net electric margin decreased by 3.1% to 69.3% from 72.4%.  This decline is primarily the result of increased fuel and purchased power costs.

Fuel and Purchased Power:   Fuel costs increased by $18.7 million or 11% for the nine months ended September 30, 2004 compared to the same period in 2003 primarily resulting from higher average fuel costs for both retail and wholesale sales.  Purchased power costs increased by $10.0 million or 14% for the nine months ended September 30, 2004 compared to same period in 2003 primarily resulting from a higher volume of purchased power for retail sales and higher average market prices for wholesale sales.

Operation and Maintenance:   For the nine months ended September 30, 2004, operation and maintenance expenses increased $31.2 million or 23% to $166.2 million compared to $135.0 million for the same period in 2003 as a result of higher corporate costs and increased electric production costs.  Corporate costs increased primarily from accounting and legal fees of $7.6 million, higher insurance premiums for Directors and Officers liability insurance of $4.8 million, pension expense of $3.7 million, Sarbanes-Oxley project costs of $2.3 million, compensation expense of $1.4 million, and Directors’ fees of $1.2 million.  Electric production expenses increased $6.3 million for the nine months ended September 30, 2004 over the same period in the prior year primarily related to maintenance and repair expenses incurred for scheduled outages and ash disposal.

Amortization of Regulatory Assets:   Amortization of regulatory assets decreased $12.4 million in the third quarter of 2004 and decreased $35.0 million for the nine months ended September 30, 2004 compared to the third quarter of 2003 and the nine months ended September 30, 2003 reflecting the conclusion of the three-year regulatory transition cost recovery period granted by the Public Utilities Commission of Ohio in 2000 and ended December 31, 2003.

Investment Income:   For the nine months ended September 30, 2004, investment income increased by $128.0 million to $176.6 million compared to $48.6 million investment income for the nine months ended September 30, 2003.  This increase is primarily the result of realized gains from the financial asset portfolio.  Investment income for the first nine months of 2004 was comprised of $97.7 million from private securities under the cost method, investment income of $77.4 million from the private securities under the equity method, realized gains and income from public securities of $0.7 million and $0.8 million from interest and other investment income.

Interest Expense:   For the nine months ended September 30, 2004, interest expense decreased $16.4 million compared to the same period of the prior year primarily relating to interest expense reductions from the refinancing of selected DPL and DP&L debt.

Other Income:   Other income (deductions) decreased $43.9 million for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003 primarily resulting from the $39.7 million release of the insurance claims reserve in 2003 relating to the termination of DP&L’s business interruption risk insurance policy.

Liquidity

DPL’s cash and temporary cash investments totaled $176.2 million at September 30, 2004 compared to $337.6 million at December 31, 2003.  DPL also had $77.2 million in public securities.  In the second quarter 2004, DPL paid down $325 million in debt and paid $70.0 million for shareholder litigation settlement purposes.

Recently, Fitch Ratings removed the Rating Watch Negative from ratings of DPL and The Dayton Power and Light Company (DP&L) and assigned a Positive Rating Outlook.  In addition, Moody’s Investors Service placed the ratings of DPL and DP&L under review for possible upgrade.

Utility-only EPS for the year is expected to be $0.95 to $1.05.  Utility-only EPS reflects DPL Inc. net income, less after tax financial asset portfolio income net of fees.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Tuesday, November 16, at 10:00 a.m. Eastern Time.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL

DPL Inc. is a diversified regional energy company. DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,400 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

See attached tables.

November 15, 2004

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended September 30,
	2004	2003
Earnings Per Share of Common Stock - Basic:	$0.70	$0.63
Earnings Per Share of Common Stock - Diluted:	$0.69	$0.63
Earnings	$83.7	$76.1
Average Number of Common Stocks Outstanding:
Basic	120.1	119.9
Diluted	121.4	121.4

	Nine Months Ended September 30,
	2004	2003
Earnings Per Share of Common Stock - Basic:	$1.58	$1.37
Earnings Per Share of Common Stock - Diluted:	$1.56	$1.35
Earnings	$189.8	$164.0
Average Number of Common Stocks Outstanding:
Basic	120.1	119.8
Diluted	121.4	121.7

	Twelve Months Ended September 30,
	2004	2003
Earnings Per Share of Common Stock - Basic:	$1.45	$1.59
Earnings Per Share of Common Stock - Diluted:	$1.44	$1.57
Earnings	$174.3	$190.5
Average Number of Common Stocks Outstanding:
Basic	120.1	119.7
Diluted	121.4	121.7

DPL Inc.

CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
$ in Millions Except Per Share Amounts	2004	2003	2004	2003	2004	2003

Revenues
Electric revenues	$309.7	$322.6	$891.7	$888.6	$1,184.1	$1,170.8
Other revenues, net of fuel costs	2.5	2.7	7.7	7.8	9.9	10.3

Total revenues	312.2	325.3	899.4	896.4	1,194.0	1,181.1

Operating Expenses
Fuel	66.7	65.1	192.0	173.3	253.3	227.4
Purchased power	29.9	26.4	81.8	71.8	97.9	83.6
Operation and maintenance	58.3	46.0	166.2	135.0	231.0	179.6
Depreciation and amortization	35.4	35.8	104.4	105.5	137.8	137.3
General taxes	26.7	28.2	79.5	82.9	105.5	111.8
Amortization of regulatory assets, net	0.1	12.5	0.3	35.3	14.0	47.0

Total operating expenses	217.1	214.0	624.2	603.8	839.5	786.7

Operating Income	95.1	111.3	275.2	292.6	354.5	394.4

Investment Income (Loss)	90.4	60.6	176.6	48.6	203.8	34.8
Other Income (Deductions)	(4.5)	(3.8)	(15.6)	28.3	(94.9)	25.0

Income Before Interest Charges	181.0	168.1	436.2	369.5	463.4	454.2

Interest expense	38.4	46.2	120.1	136.5	165.3	182.1

Income Before Income Taxes and Cumulative Effect of Accounting Change	142.6	121.9	316.1	233.0	298.1	272.1

Income tax expense	58.9	45.8	126.3	86.0	123.8	98.6

Income Before Cumulative Effect of Accounting Change	83.7	76.1	189.8	147.0	174.3	173.5

Extraordinary item, net of tax	—	—	—	—	—	—
Cumulative effect of accounting change, net of tax	—	—	—	17.0	—	17.0

Net Income	$83.7	$76.1	$189.8	$164.0	$174.3	$190.5

Average Number of Common Shares Outstanding (millions)
Basic	120.1	119.9	120.1	119.8	120.1	119.7
Diluted	121.4	121.4	121.4	121.7	121.4	121.7

Earnings Per Share - Basic
Income Before Non-recurring Items	$0.70	$0.63	$1.58	$1.23	$1.45	$1.45
Net Income	$0.70	$0.63	$1.58	$1.37	$1.45	$1.59

Earnings Per Share - Diluted
Income Before Non-recurring Items	$0.69	$0.63	$1.56	$1.21	$1.44	$1.43
Net Income	$0.69	$0.63	$1.56	$1.35	$1.44	$1.57

Dividends Paid Per Share	$—	$0.235	$0.240	$0.705	$0.940	$0.940

Book Value Per Share	$9.03	$7.73	$9.03	$7.73	$9.03	$7.73

These interim statements are unaudited.

DPL Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,		Twelve Months Ended September 30,
$ in Millions	2004	2003	2004	2003

Operating Activities:
Net income	$189.8	$164.0	$174.3	$190.5
Adjustments:
Depreciation and amortization	104.4	105.5	137.8	137.3
Amortization of regulatory assets, net	0.3	35.3	14.0	47.0
Deferred income taxes	20.0	50.5	(12.3)	36.4
Captive insurance provision	4.0	(46.6)	3.8	(45.6)
Shareholder litigation settlement	(70.0)	—	(3.4)	—
Investment (income) loss	(174.9)	(22.1)	(200.5)	(26.0)
Income from interest rate hedges	—	(21.2)	—	—
Cumulative effect of accounting change, net of tax	—	(17.0)	—	(17.0)
Changes in working capital	(2.3)	(1.3)	49.3	41.3
Trust assets	8.2	28.0	29.3	26.9
Trust obligations	1.1	(28.9)	(17.0)	(28.0)
Other	(4.6)	2.5	2.4	—
Net Cash Provided by Operating Activities	76.0	248.7	177.7	362.8

Investing Activities:
Capital expenditures	(66.7)	(90.4)	(97.3)	(127.0)
Settlement of interest rate hedges	—	51.4	—	51.4
Purchases of fixed income and equity securities	(189.3)	(122.2)	(231.1)	(187.3)
Sales of fixed income and equity securities	383.0	199.4	482.5	267.2
Net Cash Provided by (Used for) Investing Activities	127.0	38.2	154.1	4.3

Financing Activities:
Dividends paid on common stock	(28.7)	(84.1)	(56.7)	(112.0)
Issuance of preferred securities, net of issue costs	—	—	—	—
Retirement of long-term debt	(510.4)	(8.4)	(973.9)	(8.0)
Issuance of long-term debt, net of issue costs	174.7	465.1	174.7	465.1
Issuance of short-term debt, net	—	—	—	(45.1)
Purchase of treasury stock	—	—	—	—
Net Cash Provided by (Used for) Financing Activities	(364.4)	372.6	(855.9)	300.0

Cash and Temporary Cash Investments
Net change	(161.4)	659.5	(524.1)	667.1
Balance at beginning of period	337.6	40.8	700.3	33.2

Balance at end of period	$176.2	$700.3	$176.2	$700.3

Cash Paid During the Period for:
Interest and trust preferred distributions	$140.3	$154.8	$169.5	$174.9
Income taxes	$73.8	$11.6	$77.4	$38.9

These interim statements are unaudited.

DPL Inc.

CONSOLIDATED BALANCE SHEET

$ in Millions	September 30, 2004	December 31, 2003

Assets
Property	$4,478.0	$4,420.8
Accumulated depreciation and amortization	(1,936.9)	(1,846.9)
Net property	2,541.1	2,573.9

Current assets
Cash and temporary cash investments	176.2	337.6
Accounts receivable, less provision for uncollectible accounts of $1.1 and $6.0	150.9	176.0
Inventories, at average cost	65.1	52.1
Prepaid taxes	11.6	46.4
Other	32.0	60.1
Total current assets	435.8	672.2

Other assets
Financial assets	955.9	984.9
Income taxes recoverable through future revenues	42.6	43.3
Other regulatory assets	38.6	36.1
Other	120.0	134.3
Total other assets	1,157.1	1,198.6

Total Assets	$4,134.0	$4,444.7

Capitalization and Liabilities

Capitalization
Common shareholders’ equity
Common stock	$1.3	$1.3
Other paid-in capital, net of treasury stock	12.5	12.0
Warrants	50.0	50.0
Common stock held by employee plans	(83.5)	(84.4)
Accumulated other comprehensive income	49.3	57.7
Earnings reinvested in the business	1,055.8	865.7
Total common shareholders’ equity	1,085.4	902.3

Preferred stock	23.0	23.0

Long-term debt
First mortgage bonds	572.7	573.0
Other long-term obligations	1,544.3	1,381.7
Total long-term debt	2,117.0	1,954.7
Total capitalization	3,225.4	2,880.0

Current Liabilities
Current portion - long-term debt	13.1	511.1
Accounts payable	83.5	95.6
Shareholder litigation	—	70.0
Accrued taxes	138.6	148.7
Accrued interest	25.5	50.1
Other	17.5	51.8
Total current liabilities	278.2	927.3

Deferred Credits and Other
Deferred taxes	360.6	374.0
Unamortized investment tax credit	50.0	52.2
Insurance and claims costs	30.0	26.0
Other	189.8	185.2
Total deferred credits and other	630.4	637.4

Total Capitalization and Liabilities	$4,134.0	$4,444.7

These interim statements are unaudited.

DPL Inc.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004	2003	2004	2003

Electric Sales (millions of kWh):
Residential	1,301	1,356	3,922	3,851	5,142	5,129
Commercial	1,016	1,016	2,856	2,804	3,751	3,705
Industrial	1,161	1,140	3,338	3,281	4,387	4,337
Other Retail	365	355	1,055	1,042	1,422	1,390
Total Retail	3,843	3,867	11,171	10,978	14,702	14,561
Wholesale	957	1,390	2,978	3,400	4,414	4,509

Total	4,800	5,257	14,149	14,378	19,116	19,070

Electric Revenues (thousands of dollars):
Residential	117,277	120,972	341,856	335,192	448,903	446,545
Commercial	70,042	68,779	199,978	197,643	266,402	264,085
Industrial	60,153	57,888	169,128	167,906	223,183	221,835
Other Retail	25,340	23,326	72,818	68,712	97,584	92,054
Total Retail	272,812	270,965	783,780	769,453	1,036,072	1,024,519
Wholesale	36,851	51,619	107,901	119,096	148,055	146,290

Total	309,663	322,584	891,681	888,549	1,184,127	1,170,809

Other Statistics:
Average price per kWh - retail (cents)	6.97	6.92	6.90	6.92	6.94	6.92
Fuel cost per net kWh generated (cents)	1.55	1.38	1.51	1.33	1.46	1.30
Electric customers - end of period	507,669	505,462	507,669	505,462	507,669	505,462
Average kWh use per residential customer	2,881	3,018	8,680	8,568	11,389	11,418
Peak demand - maximum one-hour use (mw)	2,896	2,981	2,896	2,981	2,896	2,981

Degree Days
Heating	73	98	3,506	3,865	5,431	6,115
Cooling	487	532	767	680	774	713

Inquiries concerning this report should be directed to:

Arthur Meyer
Vice President
Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of, or solicitation of any offer to buy, any securities.